FORM 10-Q

Exhibit 2.1(e)


         AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT



    AMENDMENT dated as of June 28, 1995 (this "Amendment") of a Receivables Purchase Agreement dated as of August 11, 1992, as amended (as amended, the "Receivables Purchase Agreement"), between CONE MILLS CORPORATION (the "Seller") and DELAWARE FUNDING CORPORATION (the "Buyer"). Terms defined in the Receivables Purchase Agreement and not otherwise defined herein have the same meaning when used herein.

                         WITNESSETH:

    WHEREAS, the Seller and the Buyer are parties to the Receivables Purchase Agreement; and

    WHEREAS, the Seller and the Buyer desire to amend the Receivables Purchase Agreement (i) to extend the Expiration Date, (ii) to amend the definition of Letter Agreement, (iii) to amend the definition of Purchase Availability Fee and (iv) to amend certain covenants of the Seller.

    NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

ARTICLE I. Amendment to the Receivables Purchase Agreement.

    Subject to the satisfaction of the conditions precedent specified in Article IV hereof, the Receivables Purchase
Agreement and the exhibits thereto shall be amended as follows:

(a)     The definition "Expiration Date" in Section
        1.01 of the Receivables Purchase Agreement is amended by replacing clause (i) of the definition with "(i) June 24, 1996,".

(b)     The definition "Letter Agreement" in Section
        1.01 of the Receivables Purchase Agreement is amended by inserting ", as further amended by the letter dated June 28, 1995,"after "June 7,
        1994" in such definition.


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FORM 10-Q

Exhibit 2.1(e)   (continued)



(c) The definition of "Purchase Availability Fee" in Section 1.01 of the Receivables Purchase
        Agreement is amended by deleting the number
        ".375%" and replacing such number with the number ".300%".

(d)     Section 2.15 of the Receivables Purchase
        Agreement is amended by deleting the date
        "June 28, 1995" therein and replacing such date with the date "June 24, 1996".

(e)     Section 6.02(j)(ii) of the Receivables
        Purchase Agreement is hereby amended by
        deleting the first sentence (but not the definition of Adjusted Cash Flow or Total
        Consolidated Debt) and replacing such sentence with the following sentence:



    Debt Ratio. As of the last day of each fiscal quarter ended after January 1, 1996, the percentage of Adjusted Cash Flow for the period of four consecutive fiscal quarters then ended to Total Consolidated Debt as of such day will not be less than 26%.



                  ARTICLE V. Governing Law.


    This Amendment shall be governed by and construed in accordance with the laws of the State of New York.


                  ARTICLE VI. Counterparts.

    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing such counterpart.

    IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Amendment to be duly executed as of the date first above written.

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FORM 10-Q

Exhibit 2.1(e)   (continued)





                       DELAWARE FUNDING CORPORATION

                       by:  J.P. Morgan Delaware,
                            as attorney-in-fact
                            for Delaware Funding Corporation

                       by:  /s/ Robert J. Henchey

                            Title: Vice President

                       CONE MILLS CORPORATION

                       by:  /s/ David E. Bray

                            Title: Treasurer


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